Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor
New York, New York 10103-3198

www.fulbright.com

Telephone:	(212) 318-3000	Facsimile:	(212) 318-3400

January 13, 2005

Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, IN 46268

Dear Sirs:

We have acted as counsel to Republic Airways Holdings Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of up to 5,750,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) (including up to 750,000 shares of Common Stock which may be purchased by the underwriters if the underwriters exercise the option granted to them by the Company to cover over-allotments, if any), on a registration statement on Form S-1 (such registration statement, as it may be amended from time to time, the "Registration Statement"). We have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion.  Our opinion set forth below is limited to the internal corporate law of the State of Delaware.

We assume that appropriate action will be taken, prior to the offer and sale of the shares of Common Stock, to register and qualify such shares for sale under applicable state and securities or “blue sky” laws.

Based on the foregoing, we advise you that in our opinion the shares of Common Stock being sold pursuant to the Registration Statement have been duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement to be entered into by the Company and the underwriters (the “Underwriting Agreement”) and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement (with respect to shares of Common Stock being sold by it), will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Austin • Dallas • Hong Kong • Houston • London • Los Angeles • Minneapolis • Munich • New York • San Antonio • Washington DC